Exhibit 99.1

Red Robin Appoints David Makula to the Board of Directors

Signs Support Agreement with Oak Street Capital Management

Greenwood Village, Colo. — April 5, 2011 — Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB) today announced the appointment of David Makula, the Managing Member and Chief Investment Officer of Oak Street Capital Management, LLC (“Oak Street”), to its Board of Directors.  The Company also announced it has signed a “Support Agreement” with Oak Street in conjunction with Mr. Makula’s appointment to the Board.  Under the terms of the Support Agreement, Oak Street has agreed to support Red Robin’s anticipated proposals at the 2011 Annual Meeting and to a number of “standstill” agreements through the day following the 2012 Annual Meeting.

“I’m pleased to welcome David to the Red Robin Board of Directors and I look forward to his future contributions to Red Robin,” said Pattye Moore, Red Robin’s independent Board Chair.  “With David’s appointment, we have now added five new independent directors in the last year, as well as our new CEO, Steve Carley, substantially enhancing the quality of our corporate governance.  We are also making great strides strategically and operationally as we continue to focus intensely on our strategic plan, Project RED.  The Board will continue to work very closely with management to maximize the benefits associated with our plan to drive long-term shareholder value.”

“I’m very pleased to join the Red Robin Board of Directors and look forward to contributing to the Board’s effort to drive long-term shareholder value,” said Mr. Makula.

Mr. Makula founded Oak Street, one of the largest beneficial owners of Red Robin stock, in 2005, and continues to serve as its Managing Member and Chief Investment Officer.  Oak Street manages fundamentally-driven investment portfolios for institutional and high net worth investors.  Mr. Makula has gained significant experience in the restaurant industry through Oak Street’s investments.  Previously, Mr. Makula participated in the management of a $700 million Chicago-based investment firm.  Mr. Makula began his career as a Mergers & Acquisitions investment banker at Salomon Smith Barney in New York, New York.  He holds a B.S. in Accountancy from the University of Illinois at Urbana-Champaign, graduating with high honors.  He is also a Certified Public Accountant.

The Company will increase the size of the Board to 11 members with the appointment of Mr. Makula as a Class I director.  Oak Street has agreed to withdraw its separate nomination of Mr. Makula and Patrick Walsh to the board of directors and to support our nominees at the upcoming Annual Meeting.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., serves up wholesome, fun, feel-good experiences in a family-friendly environment.  Red Robin® restaurants are famous for serving more than two dozen insanely delicious, high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages.  There are more than 450 Red Robin® restaurants located across the United States and Canada, including company-owned locations and those operating under franchise agreements.

For further information contact:

ICR

Don Duffy/Raphael Gross

203-682-8200